UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): July 20, 2009

001-33635

(Commission file number)

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250 San Diego, California 92130	(858) 436-1000
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As of July 20, 2009, Cardium Therapeutics, Inc. (“Cardium”) entered into amendments of the terms of (i) an aggregate principal amount of $3,500,000 of senior subordinated secured promissory notes issued pursuant to that certain Note and Warrant Purchase Agreement dated February 27, 2009, among Cardium, InnerCool Therapies, Inc. (“InnerCool”), Tissue Repair Company (“Tissue Repair”) and the purchasers of such notes (the “Secured Notes”), and (ii) an aggregate principal amount of $750,000 of unsecured promissory notes issued pursuant to that certain Promissory Note and Warrant Purchase Agreement dated June 11, 2009, among Cardium and the purchasers of such notes (the “Unsecured Notes”).

On July 15, 2009, Cardium announced that it had entered into a definitive Asset Purchase Agreement for the acquisition of Cardium’s InnerCool business by Royal Philips Electronics for $11.25 million, as well as the transfer of approximately $1.5 million in trade payables (the “Philips Transaction”). Closing of the transaction is subject to several closing conditions and is anticipated to occur within three business days following the satisfaction of all such conditions. As a result of this pending closing, and under the amendments, the maturity date of each of the Secured Notes and the Unsecured Notes was effectively extended to July 27, 2009.

In addition, the holders of the Secured Notes and the Unsecured Notes were each given the opportunity to further extend the maturity date of their respective notes until November 5, 2009, in exchange for the receipt of (i) continuing monthly interest payments on the outstanding principal balance at the rate of 12% per annum; and (ii) upon the closing of the Philips Transaction, payment of (a) all then accrued and unpaid interest on their respective notes, (b) the origination fee as set forth in the notes, and (c) at the holder’s election, up to 50% of the outstanding principal of the note. As of July 20, 2009, none of the holders of the Secured Notes had elected to further extend the maturity date and holders of Unsecured Notes representing $211,000 in principal amount had elected to extend the maturity date until November 5, 2009.

The holders of an aggregate principal amount of $6,000,000 of senior secured promissory notes issued pursuant to that certain Note and Warrant Purchase Agreement dated November 5, 2008, among Cardium, Innercool, Tissue Repair and the purchasers of such notes (the “November Notes”), also were each given the opportunity to extend the maturity date with respect to 50% of the principal amount of the November Notes that otherwise would become due upon the closing of the Philips Transaction until November 5, 2009, in exchange for the receipt of (i) continuing monthly interest payments on the outstanding principal balance at a rate of 12% per annum; and (ii) upon the closing of the Philips Transaction, payment of (a) all then accrued and unpaid interest on their respective notes, and (b) an extension fee equal to 5% of the principal amount deferred. As of July 20, 2009, holders of the November Notes had elected to extend the maturity date with respect to $723,000 of the principal amount of such notes, including Cardium’s Chief Executive Officer, Chief Business Officer, Chief Scientific Officer and Chief Medical Advisor who, collectively, elected to defer $389,000 in principal amount that would otherwise be due upon the closing of the Philips Transaction.

The foregoing description of the note amendments do not purport to be complete and are qualified in their entirety by the forms of note amendments attached hereto as Exhibits 4.1, 4.2 and 4.3, each of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Note Amendment and Release of Collateral dated as of July 20, 2009, by and among Cardium and the holders of senior subordinated secured promissory notes dated February 27, 2009 and March 5, 2009.

4.2	Form of Note Amendment dated as of July 20, 2009, by and among Cardium and the holders of unsecured promissory notes dated June 11, 2009 and June 23, 2009.

4.3	Form of Letter Amendment between Cardium and certain holders of the November Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIUM THERAPEUTICS, INC.

Date: July 20, 2009	By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer